UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 30, 2008	0-23329
(Date of earliest event reported)	Commission file number:

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	56-1928817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Perimeter Park Drive, Suite A

Morrisville, North Carolina 27560

(Address of principal executive offices)

(Zip code)

(919) 468-0399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

(a) On October 2, 2008, Charles & Colvard, Ltd. (the “Company”) issued a press release announcing a reorganization of its corporate structure in a continuing effort to manage costs and return the Company to profitability. In the press release, the Company disclosed that during the three months ended September 30, 2008, the Company will expense approximately $325,000 in severance pay. A copy of the press release is attached as Exhibit 99.1.

The information disclosed in this Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (e)

On October 2, 2008, the Company issued a press release announcing the resignation of James R. Braun as Vice President of Finance and Chief Financial Officer of the Company. As part of the Company’s Severance Agreement with Mr. Braun (the “Agreement”) effective as of September 30, 2008 (the “Effective Date”), Mr. Braun will continue to receive his salary for eleven months after the Effective Date and will serve as a consultant to the Company to assist with certain matters at the Company’s request for twelve months after the Effective Date. The Company will reimburse expenses reasonably incurred by Mr. Braun in performing such services pursuant to the Company’s standard policy. Under the terms of the Agreement, Mr. Braun will be provided the option to continue his current individual dependent medical and dental insurance coverage under the Company’s medical and dental plans pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Mr. Braun makes this election the Company will pay Mr. Braun’s COBRA premiums for eleven months from the Effective Date or until such time that he is no longer eligible for such coverage. For the duration of the Agreement, any stock options or restricted stock granted to Mr. Braun shall continue to vest and be exercisable following his resignation in accordance with the terms of any applicable agreements. Mr. Braun is subject to certain confidentiality, non-compete and non-disparagement obligations under the terms of the Agreement. The foregoing summary of certain terms of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement itself, a copy of which is filed as Exhibit 10.124 to this Current Report on Form 8-K and is incorporated herein by reference.

On October 1, 2008, Neil Boss, the Controller of the Company since 2002, was appointed as the principal accounting officer and principal financial officer of the Company. Mr. Boss, 33, will continue to serve as Controller of the Company. The Company previously entered into a Change in Control Agreement with Mr. Boss as of October 5, 2007, which provides that in the event the Company terminates Mr. Boss without just cause or he terminates his employment for good reason within a period of twelve months from the occurrence of a change in control in the Company, the Company shall pay Mr. Boss the amount of his annual base salary for a period of twelve months following the date of termination. In connection with his appointment as the Company’s principal financial officer and principal accounting officer, Mr. Boss’s annual base salary has been increased to $140,000, effective immediately, and will be pro rated for the remainder of calendar year 2008.

On October 1, 2008, Steven L. Abate, the Vice President of Manufacturing of the Company since March 2007, was appointed as the Vice President of Operations of the Company and will assume increased responsibilities in areas ranging from manufacturing to information technology. From May 2006 to March 2007, Mr. Abate, 45, served as Lead Director of Manufacturing of the Company. From June 2005 to May 2006, he served as Director of Engineering Services of the Company. From February 2003 to June 2005, Mr. Abate was a Senior Manufacturing Engineer at Schneider Electric, a €11.7 billion motor control manufacturer. In connection with his appointment as the Vice President of Operations of the Company, Mr. Abate’s annual base salary has been increased to $145,000, effective immediately, and will be pro rated for the remainder of calendar year 2008.

Also effective October 1, 2008, certain members of the management team and certain other employees of the Company have agreed to a reduction in their respective annual base salaries for the three month period ending December 31, 2008 (the “Reduction Period”). The members of the management team who will receive 90% of their pro rated annual base salaries during the Reduction Period include Dennis M. Reed, President and Chief Marketing Officer; Steven L. Abate, Vice President of Operations; and Neil Boss, Controller and the newly appointed principal financial officer and principal accounting officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.124	Severance Agreement, effective September 30, 2008, between James R. Braun and Charles & Colvard, Ltd.

Exhibit 99.1	Press Release, dated October 2, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Charles & Colvard, Ltd.

By:	/s/ Dennis M. Reed
Dennis M. Reed
President and
Chief Marketing Officer

Date: October 3, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit Description

Exhibit 10.124	Severance Agreement, effective September 30, 2008, between James R. Braun and Charles & Colvard, Ltd.

Exhibit 99.1	Press Release, dated October 2, 2008.